For Office Use Only
Email:Business@wyo.gov

Profit Corporation
Articles of Amendment

1. Corporation name:

RealEstate Pathways, Inc.

2. Article(s)       5      , is amended as follows:

The number of issued and unissued common stock is increased by virtue of a 15.2 to 1 forward split. Therefore, the number of authorized shares is increased from 50,000,000 common shares to
760,000,000 common shares.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

The board of directors have adopted a resolution pursuant to Wyoming Business Corporations Act 17-16-1005 (a)(iv)(A) to effectuate a 15.2 to 1 forward split, wherein each shareholder will receive 15.2 shares for every one common share issued and outstanding. Fractional shares, if any, will be rounded up to the next whole share.

4. The amendment was adopted on         12/26/2012
               (Date- mm/dd/yyyy)

5. If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

The amendment was adopted by the board of directors without shareholder approval pursuant to the Wyoming Business Corporations Act 17-16-1005 (a)(iv)(A) without shareholder approval.

P-Amendment- Revised 1112012

For Office Use Only
Email: Business@wyo.gov

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

Signature:=====================================

Print Name:   John Grdina

Date: 12/27/2012
   (mm/dd/yyyy)

Title: President

Contact Person: __________________________
Daytime Phone Number: (619) 704-1310

Checklist
□Filing Fee: $50.00 Make check or money order payable to Wyoming Secretary of State.

□The Articles of Amendment  may be executed by the Chairman of the Board, President or another of its officers.

□Please submit one originally signed document and one exact photocopy of the filing.

P-Amendment- Revised 1112012